Exhibit 4.1
FIRST AMENDMENT TO RIGHTS AGREEMENT
     This First Amendment to Rights Agreement, dated as of April 28, 2008 (this “Amendment”), is between Trico Marine Services, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”).
W I T N E S S E T H:
     WHEREAS, the Rights Agent and the Company are parties to that certain Rights Agreement, dated as of April 9, 2007 (the “Rights Agreement”);
     WHEREAS, pursuant to Section 28 of the Rights Agreement, the Rights Agreement may be supplemented or amended prior to the Distribution Date without the approval of any holders of Rights Certificates;
     WHEREAS, the Distribution Date has not yet occurred;
     WHEREAS, the Board of Directors of the Company has determined to amend the Rights Agreement in certain respects; and
     WHEREAS, the Company has delivered to the Rights Agent a certificate stating that this Amendment complies with Section 28 of the Rights Agreement.
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and the Rights Agent hereby agree as follows:
     Section 1. Certain Definitions. Capitalized terms used in this Amendment but not otherwise defined shall have the meanings given to such terms in the Rights Agreement.
     Section 2. Amendments. Section 7(a) of the Rights Agreement is hereby deleted and replaced in its entirety with the following paragraph:
          Section 7. Exercise of Rights; Purchase Price; Expiration Date of Rights.
          (a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-ten-thousandth of a Preferred Share as to which the Rights are exercised, and an amount equal to any tax or charge required to be paid under Section 9 hereof, by certified check, cashier’s check or money order payable to the order of the Company, at or prior to the earliest of (i) the Close of Business on April 28, 2008 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof. Except for provisions in this Agreement which expressly survive the termination of this Agreement, this Agreement shall terminate at such time as the Rights are no longer exercisable hereunder.
     Section 3. Remaining Terms. All other provisions of the Rights Agreement that are not expressly amended hereby shall continue in full force and effect. Notwithstanding the foregoing, the Rights Agent and the Company acknowledge and agree that upon the Final Expiration Date (as amended hereby), the Rights Agreement shall terminate and be of no further force and effect.
     Section 4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state, provided, however, that all provisions regulating the rights, obligations and duties of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York.
     Section 6. Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
     Section 7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:		TRICO MARINE SERVICES, INC.

By:	/s/ Geoff Jones	By:	/s/ Rishi Varma
Name: Geoff Jones			Name: Rishi Varma
Title: Vice President-Chief Financial Officer			Title: Chief Administrative Offier, Vice President and General Counsel

Attest:		MELLON INVESTOR SERVICES LLC

By:	/s/ David M. Cary Name: David M. Cary	By:	/s/ Patricia Hodson Name: Patricia Hodson
	Title: Vice President		Title: Relationship Manager
[Signature Page to First Amendment to Rights Agreement]